Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Encore Capital Group, Inc.

San Diego, California

We hereby consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement of our report dated February 21, 2018, except for Note 17 which is as of July 16, 2018, relating to the consolidated financial statements and our report dated February 21, 2018 on the effectiveness of Encore Capital Group, Inc.’s (the “Company”) internal control over financial reporting appearing in the Company’s Current Report on Form 8-K dated July 16, 2018.

We also consent to the reference to us under the caption “Experts” in the prospectus.

/s/ BDO USA, LLP

San Diego, California

July 16, 2018